                             ENGINE LEASE AGREEMENT

                                     between

                          INVESTORS ASSET HOLDING CORP.
                                     Lessor

                                       and

                                TRANSNET LIMITED
                           [dba SOUTH AFRICAN AIRWAYS]
                                     Lessee

                          Dated as of DECEMBER 17, 1996

                covering one Pratt & Whitney model JT9D-7J engine

                                Serial No. 685952

                                 LEASE AGREEMENT
                                TABLE OF CONTENTS

SECTION 1. Definitions ..............................................................  1

SECTION 2. Lease and Delivery of the Engine .........................................  3
         (a) Lease, Obligations, and Conditions Precedent ...........................  3
                  (i) Execution of Lease ............................................  3
                  (ii) Evidence of Legal Authority to Lease and Operate the Engine ..  3
                  (iii) Evidence of Corporate Authority .............................  3
                  (iv) Evidence of Insurance ........................................  3
                  (v) Payment of Rent ...............................................  3
         (b) Delivery ...............................................................  3

SECTION 3. Term and Rent ............................................................  4
         (a) Term ...................................................................  4
         (b) Rent ...................................................................  4
         (c) Method of Payment ......................................................  4
         (d) Supplemental Rent ......................................................  4

SECTION 4. Representations, Warranties and Miscellaneous Covenants ..................  4
         (a) The Lessee's Representations and Warranties ............................  4
                  (i) Organization and Qualification ................................  4
                  (ii) Corporate Authorization ......................................  5
                  (iii) Government Approval .........................................  5
                  (iv) Valid and Binding Agreements .................................  5
                  (v) Litigation ....................................................  5
                  (vi) Taxes ........................................................  5
                  (vii) Financial Condition .........................................  5
         (b) Representations and Warranties of the Lessor ...........................  6
                  (i) Due Organization ..............................................  6
                  (ii) Due Authorization; Enforceability ............................  6
                  (iii) No Violation ................................................  6
                  (iv) Ownership of Engine ..........................................  6
         (c) Disclaimer and Acknowledgment of Disclaimer;
                  Waiver of Consequential Damages ...................................  6
         (d) Lessor's Covenant of Quiet Enjoyment ...................................  7

SECTION 5. Title, Use, Operation, Maintenance, Possession ...........................  8
         (a) Title ..................................................................  8
         (b) General ................................................................  8
         (c) Use ....................................................................  8
         (d) Operation ..............................................................  8
         (e) Lessee to Pay All Costs ................................................  8
         (f) Reports ................................................................  8
         (g) Right to Inspect .......................................................  8
         (h) Engine Documents .......................................................  9
         (i) Possession .............................................................  9
         (j) Insignia ...............................................................  9
         (k) Repair and Maintenance Obligations .....................................  9

SECTION 6. Return of the Engine ..................................................... 10
         (a) Return ................................................................. 10
         (b) Lease Continues ........................................................ 10
         (c) Condition of Engine .................................................... 10
         (d) Inspections ............................................................ 10
         (e) Acceptance ............................................................. 10
         (f) Engine Documents ....................................................... 11
         (g) Ownership .............................................................. 11
         (h) Disputes ............................................................... 11

SECTION 7. Liens .................................................................... 11

SECTION 8. Taxes .................................................................... 11
         (a) Tax Indemnity .......................................................... 11
         (b) Withholding ............................................................ 12
         (c) After-tax Payment ...................................................... 12

SECTION 9. Risk of Loss; Event of Loss; Requisition for Use ......................... 12
         (a) Risk of Loss ........................................................... 12
         (b) Event of Loss .......................................................... 13

SECTION 10. Insurance ............................................................... 13
         (a) All-Risk Insurance ..................................................... 13
         (b) War Risk Insurance ..................................................... 13
         (c) Liability Insurance .................................................... 14
         (d) Deductibles and Self Insurance ......................................... 14
         (e) Additional Requirements; Loss Payment .................................. 14
         (f) No Set-Off ............................................................. 15
         (g) Notice of Material Alteration of Cancellation .......................... 15
         (h) Renewal ................................................................ 15
         (i) Application of Hull Insurance Proceeds ................................. 15
         (j) Insurance for Own Account .............................................. 15
         (k) Reports Certificates ................................................... 16

SECTION 11. The Lessor's Right to Perform for the Lessee ............................ 16

SECTION 12. Further Assurances ...................................................... 16

SECTION 13. Events of Default ....................................................... 16
         (a) Failure to Pay Rent .................................................... 16
         (b) Failure to Pay Supplemental Rent ....................................... 16
         (c) Failure to Maintain Insurance .......................................... 16
         (d) Misrepresentation or Breach of Warranty ................................ 16
         (e) Bankruptcy, Etc. ....................................................... 17
         (f) General Default ........................................................ 17
         (g) Loss of Airline or Corporate Authority ................................. 17
         (h) Other Obligations ...................................................... 17

SECTION 14. Remedies ................................................................ 17
         (a) Return and Repossession ................................................ 17
         (b) Sale, Use, Etc. ........................................................ 17
         (c) Liquidated Damages, Fair Market Rental ................................. 17
         (e) Cancellation, Termination, and Rescission .............................. 18
         (f) Other Remedies ......................................................... 18

SECTION 15. General Indemnity and Expenses .......................................... 18
         (a) General Indemnity ...................................................... 18
         (b) Legal Fees and Expenses ................................................ 19

SECTION 16. Assignment and Alienation ............................................... 19

SECTION 17. Notices ................................................................. 20

SECTION 18. No Set-Off, Counterclaim, Etc. .......................................... 20

SECTION 19. Governing Law ........................................................... 21
         (a) Consent to Jurisdiction ................................................ 21
         (b) Choice of Law .......................................................... 21

SECTION 20. Miscellaneous ........................................................... 21

EXHIBIT A: FORM OF LEASE SUPPLEMENT AND RECEIPT ..................................... 23

EXHIBIT B: FORM OF ENGINE RETURN RECEIPT AND LEASE TERMINATION ...................... 28

                             ENGINE LEASE AGREEMENT

            This ENGINE LEASE AGREEMENT dated as of December 17, 1996 between INVESTORS ASSET HOLDING CORP., a Massachusetts corporation with its principal place of business and registered office at 98 North Washington Street, Boston, Massachusetts 02114 ("Lessor") and TRANSNET LIMITED, a public company (registration number 90/00900/06) with limited liability and duly incorporated under The Company Laws of the Republic of South Africa and trading as SOUTH AFRICAN AIRWAYS (hereinafter referred to as "Lessee"), at Johannesburg International Airport, 1627, Republic of South Africa,

            WHEREAS, the Lessee desires to lease from the Lessor and the Lessor is willing to lease to the Lessee the engine described and referred to herein upon and subject to the terms and conditions of this Lease;

            NOW, THEREFORE, in consideration of the mutual promises herein contained, the Lessee and Lessor agree as follows:

            SECTION 1. Definitions. The following terms shall have the following meanings for all purposes of this Lease:

      "Business Day" means a day of the year in which banks are not authorized or required to close in Boston, Massachusetts, or __________________________.

      "Default" means an event which with the passage of time or the giving of notice, or both, would constitute an Event of Default.

      "Delivery Date" has the meaning given such term in Section 2(b) hereof.

      "Delivery Location" has the meaning given such term in Section 2(b) hereof.

      "Engine" means one Pratt & Whitney model JT9D-7J engine, serial number 685952, together with any and all parts so long as the same shall be either incorporated or installed in or attached to the Engine. The Engine shall remain leased hereunder whether or not from time to time attached to any airframe or on the ground.

      "Engine Documents" has the meaning given such term in Section 5(h) hereof.

      "Event of Default" has the meaning given such term in Section 13 hereof.

      "Event of Loss" shall mean any of the following events with respect to any property.

            (i) loss of such property or of the use thereof due to theft, disappearance, destruction, damage beyond economic repair or rendition of such property permanently unfit for normal use for any reason; or

            (ii) any damage to such property which results in an insurance settlement with respect to such property on the basis of an actual, constructive or compromised total loss; or

            (iii) the condemnation, confiscation or seizure of, or requisition of title to or use of, such property by private persons or by any governmental or purported governmental authority.

      "Expiry" shall mean any of the following: (i) expiration of the Term through the passage of time in accordance with the terms of this Lease, or (ii) termination, cancellation, or rescission of the Lease in accordance with its terms.

      "FAA" means the Federal Aviation Administration of the United States Department of Transportation or any successor agency.

      "Indemnitee" means the Lessor, each partner comprising the Lessor, Lessor's affiliates, and their respective successors, assigns, representatives, employees, officers, directors and agents, and each of them.

      "Lease" shall mean this Engine Lease Agreement, as supplemented by the Lease Supplement and Receipt, and as may be amended in accordance with Section 20 hereof.

      "Lease Supplement and Receipt" shall mean a Lease Supplement and Receipt, substantially in the form of Exhibit A hereto.

      "Lessor Liens" means Liens which result from or constitute claims against or affecting the Lessor not related to the transactions contemplated by this Lease.

      "Lien" means any mortgage, security interest, lease or other charge or encumbrance or claim or right of others, including, without limitation, rights of others under any airframe or engine interchange or pooling agreement.

      "Overdue Payment Rate" means one and one-half percent per month.

      "Return Date" has the meaning given to such term in Section 6(a) hereof.

      "Return Location" has the meaning given to such term in Section 6(a) hereof.

      "Stipulated Loss Value" has the meaning given to such term in Section 10(a) hereof.

      "Supplemental Rent" means all amounts, liabilities, indemnifications and obligations of any kind whatsoever which the Lessee is obligated to pay in accordance with the terms of this Lease.

      "Tax" has the meaning given to such word in Section 8(a) hereof.

      "Term" has the meaning given to such word in Section 3(a) hereof.

            SECTION 2. Lease and Delivery of the Engine

      (a) Lease, Obligations, and Conditions Precedent.

      The Lessor agrees to lease to the Lessee, and the Lessee agrees to lease from the Lessor, the Engine, on the terms and conditions of this Lease. The Lessor's obligation to lease the Engine shall be conditioned upon the absence of any Default hereunder, the absence of any materially adverse change in the Lessee's financial or operating condition or prospects from the date of this Lease to the Delivery Date, and the performance by Lessee of each of the following obligations on or before the Delivery Date (unless a sooner date is specified), all in form and substance satisfactory to Lessor and its counsel:

            (i) Execution of Lease. The Lessee shall have executed and delivered this Lease, and the Lease Supplement and Receipt (dated the Delivery
      Date);

            (ii) Evidence of Legal Authority to Lease and Operate the Engine. The Lessee shall have obtained all licenses, permits and approvals required with respect to the Engine by the FAA for the lease of the Engine and for the commercial operation thereof by the Lessee, and Lessee shall provide Lessor with certified copies of such;

            (iii) Evidence of Corporate Authority. The Lessee shall have delivered to the Lessor certified resolutions of the Board of Directors of the Lessee duly authorizing the execution, delivery and performance of this Lease, and other satisfactory evidence as may be requested by Lessor that the Lessee has taken all corporate action necessary to authorize this Lease and the transactions contemplated hereby, together with an incumbency certificate as to the person or persons authorized to execute and deliver the same;

            (iv) Evidence of Insurance. The Lessee shall have delivered to the Lessor reports and certificates of insurance in compliance with the requirements of the FAA and Section 10 hereof;

            (v) Payment of Rent. Lessee shall have received payment of monthly rent for the first 30 days of the Term, covering the 30 day period commencing on the Delivery Date.

      (b) Delivery. The Engine shall be delivered to the Lessee "AS IS," "WHERE IS," AND SUBJECT TO EACH AND EVERY DISCLAIMER OF WARRANTY AND REPRESENTATION AS SET FORTH IN SECTIONS 4(c) HEREOF. The Engine shall delivered and accepted at JFK International Airport, Jamaica, New York, or such other place as may be mutually agreed upon in writing by the Lessor and Lessee (the "Delivery Location") and on December , 1996, or such other date as may be mutually agreed upon in writing by the Lessor and Lessee (the "Delivery Date", which date shall be the date of the Lease Supplement and Receipt). Upon tender of delivery hereunder by the Lessor, Lessee shall immediately inspect the Engine accept delivery of the Engine. Upon acceptance of the Engine, the Lessee shall execute and deliver the Lease Supplement and Receipt to the Lessor, which shall constitute, without further act, unconditional and irrevocable acceptance by the Lessee of the Engine under, and for all purposes of, this Lease and as being serviceable, in accordance with specifications, in good working order and repair and without defect or inherent vice in title condition, design, operation or fitness for use, whether or not discoverable by the Lessee on the Delivery Date.

            SECTION 3. Term and Rent.

      (a) Term. The term for which the Engine is leased hereunder (the "Term") shall be not less than thirty days, commencing on the Delivery Date, and continuing thereafter until terminated by either party by providing the other party with ten days' prior written notice, unless Expiry occurs sooner pursuant to the express provisions of this Lease.

      (b) Rent. The Lessee shall pay to the Lessor Monthly rental for the Engine in the amount equal to the daily equivalent of Nineteen Hundred United States Dollars (US$1,900.00) plus hourly rental for the Engine in the amount of two hundred United States Dollars (US$200.00) per flight hour. Monthly rental shall by payable monthly in advance of the Delivery Date and the day of each calendar month following the Delivery Date which corresponds to the Delivery Date (or, if any such month does not have such a corresponding day then the last day of such month) during the Term. Hourly rental shall by payable monthly in arrears on the tenth day of each calendar month and on the Return Date.

      (c) Method of Payment. All rent hereunder shall be paid by the Lessee not later than 12:00 noon, New York time, on the date due thereof by wire transfer in U.S. Dollars and in immediately available funds to the Lessor by deposit to:

                  National Westminster Bank
                  80 Pine Street
                  New York, New York 10005
                  ABA # 021 200 339
                  Acct. # 2181 01 7572

or to such other account as the Lessor shall specify to the Lessee in writing. Any rent due on a day which is not a Business Day shall be due on the next Business Day.

      (d) Supplemental Rent. The Lessee also agrees to pay to the Lessor any and all Supplemental Rent promptly as the same shall become due and owing. In the event of any failure on the part of the Lessee to pay any Supplemental Rent, the Lessor shall have all rights, powers and remedies provided for herein or by law or equity or otherwise in the case of nonpayment of rent. The Lessee will also pay, on demand, as Supplemental Rent, an amount equal to interest at the Overdue Payment Rate on any part of any payment of rent not paid on the date it becomes due for any period for which the same shall be overdue.

            SECTION 4. Representations, Warranties and Miscellaneous Covenants.

      (a) The Lessee's Representations and Warranties. The Lessee represents and warrants as follows:

            (i) Organization and Qualification. The Lessee is a corporation duly incorporated in and validly existing under the laws of South Africa, possessing perpetual corporate existence, having the capacity to sue and be sued in its own name, has full power, legal right and authority (corporate and otherwise) to carry on its business as currently conducted, to own and hold under lease its properties and to execute, deliver and perform and observe the provisions of this Lease, and is duly qualified to do business in good standing wherever the nature of its business makes such qualification necessary.

            (ii) Corporate Authorization. The execution, delivery, and performance by the Lessee of this Lease (A) have been duly authorized by all necessary corporate action on behalf of the Lessee, (B) do not require the consent or approval of the Lessee's stockholders or of any trustee or the holders of any indebtedness or obligations of the Lessee (except such as have been obtained, and certified copies of which have been furnished to the Lessor), (C) do not contravene any existing law to which the Lessee is subject, (D) do not conflict with or result in any breach of any of the terms or constitute a default under any document, instrument, or agreement to which the Lessee is a party or is subject or by which it or any of its assets are bound, (E) do not contravene the Lessee's charter or By-Laws, or any other provisions of Lessee's constitutive documents, and (F) do not and will not result in the creation or imposition of or oblige Lessee to create any Lien on or over the Engine.

            (iii) Government Approval. Every consent, authorization, and approval required by the Lessee to enable it to carry on its business or required by it to authorize or in connection with the execution, delivery, legality, validity, priority, enforceability, admissibility in evidence, or effectiveness of this Lease or the performance by it of any of its obligations under this Lease has been duly obtained or made and is in full force and effect and there has been no default in observance or performance of any of the conditions, restrictions (if any), imposed on or in connection with any such consent or approval or sanction. At Delivery, the Lessee will have and will thereafter maintain valid all necessary certificates and licenses for the operation of (a) its business as an airline operating scheduled and charter flights for the carriage of passengers and cargo and (b) the Engine on such flights; the Lessee is not exempt from the obtaining of any such certificates or licenses usually required by commercial airline operators.

            (iv) Valid and Binding Agreements. This Lease constitutes the legal, valid and binding obligations of the Lessee enforceable against the Lessee in accordance with their respective terms.

            (v) Litigation. There are no unsatisfied judgments against Lessee, and there is no pending or, to the best of the Lessee's knowledge, threatened action or proceeding affecting the Lessee before any court, tribunal, governmental agency or arbitrator which may materially adversely affect the financial condition or operations of the Lessee or the ability of the Lessee to perform its obligations under the Lease.

            (vi) Taxes. The Lessee has filed all material tax returns which are required to be filed by it, and has paid all Taxes shown to be due or payable on said returns or any assessment received by the Lessee unless protected by appropriate proceedings.

            (vii) Financial Condition. The Lessee is not in default in the performance of any of its obligations (A) for the payment of indebtedness for borrowed money or any interest or premium thereon or (B) for the payment of rent under any lease or agreement to lease real, personal or mixed property. The Lessee has not taken nor proposes to take any corporate action nor have any other steps or administrative or legal proceedings been taken or started or threatened against it for the winding-up, dissolution, reorganization or amalgamation of the Lessee or for the appointment of a liquidator, administrator, receiver, administrative receiver, trustee or similar officer of the Lessee or all or any of its revenues or assets nor has the Lessee sought any other relief under any applicable insolvency or bankruptcy law.

      (b) Representations and Warranties of the Lessor. The Lessor makes the following representations and warranties:

            (i) Due Organization. The Lessor is a corporation duly organized and validly existing in good standing under the laws of Massachusetts and has the power and authority to enter into and perform its obligations under this Lease and the Lease Supplement and Receipt.

            (ii) Due Authorization; Enforceability. This Lease has been, and the Lease Supplement and Receipt to which the Lessor is a party will be, duly authorized, executed and delivered by the Lessor and, assuming due authorization, execution and delivery thereof by the other parties hereto and thereto, are, or in the case of the Lease Supplement and Receipt will be, legal, valid and binding obligations of the Lessor, enforceable in accordance with their respective terms.

            (iii) No Violation. The execution and delivery by the Lessor of this Lease are not, and the execution and delivery by the Lessor of the Lease Supplement and Receipt will not be, and the performance by the Lessor of its obligations under each of the foregoing documents will not be, inconsistent with its articles or By-Laws, do not and will not contravene any law, governmental rule or regulation, judgment or order applicable to it, and do not and will not contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument to which the Lessor is a party or by which it is bound or require the consent or approval of, the giving of notice to, the registration with or the taking of any action in respect of or by, any Federal, state or local governmental authority or agency, except such as have been obtained, given or accomplished.

            (iv) Ownership of Engine. On the Delivery Date, the Lessor shall have full legal and beneficial title to the Engine, free and clear of all Liens except any Lien which Lessor caused to be placed on the Engine as permitted herein.

      (c) Disclaimer and Acknowledgment of Disclaimer; Waiver of Consequential Damages. The Engine is being leased by the Lessor to the Lessee hereunder ON A COMPLETELY "AS IS," "WHERE IS," BASIS, WHICH IS ACKNOWLEDGED AND AGREED TO BY THE LESSEE. THE WARRANTIES AND REPRESENTATIONS SET FORTH IN (b) ABOVE ARE EXCLUSIVE AND IN LIEU OF ALL OTHER REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, AND LESSOR HAS NOT MADE AND SHALL NOT BE CONSIDERED OR DEEMED TO HAVE MADE (WHETHER BY VIRTUE OF HAVING LEASED THE ENGINE UNDER THIS LEASE, OR HAVING ACQUIRED THE ENGINE, OR HAVING DONE OR FAILED TO DO ANY ACT, OR HAVING ACQUIRED OR FAILED TO ACQUIRE ANY STATUS UNDER OR IN RELATION TO THIS LEASE OR OTHERWISE) ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE ENGINE OR TO ANY PART THEREOF, AND SPECIFICALLY, WITHOUT LIMITATION, IN THIS RESPECT DISCLAIMS AS TO THE TITLE, AIRWORTHINESS, VALUE, CONDITION, DESIGN, MERCHANTABILITY, COMPLIANCE WITH SPECIFICATIONS, CONSTRUCTION AND CONDITION OF THE ENGINE OPERATION, OR FITNESS FOR A PARTICULAR USE OF THE ENGINE AND AS TO THE ABSENCE OF LATENT AND OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, AS TO THE ABSENCE OF ANY INFRINGEMENT OR THE LIKE, HEREUNDER OF ANY PATENT, TRADEMARK OR COPYRIGHT, AS TO THE ABSENCE OF OBLIGATIONS BASED ON STRICT LIABILITY IN TORT, OR AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP OF THE ENGINE OR ANY PART THEREOF OR ANY

OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY ARISING FROM A COURSE OF PERFORMANCE OR DEALING OR USAGE OF TRADE), WITH RESPECT TO THE ENGINE OR ANY PART THEREOF.

      THE LESSEE HEREBY WAIVES, RELEASES, DISCLAIMS AND RENOUNCES ALL EXPECTATION OF OR RELIANCE UPON ANY SUCH AND OTHER WARRANTIES, OBLIGATIONS AND LIABILITIES OF LESSOR AND RIGHTS, CLAIMS AND REMEDIES OF THE LESSEE AGAINST LESSOR, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, INCLUDING BUT NOT LIMITED TO (i) ANY IMPLIED WARRANTY OF MERCHANTABILITY OF FITNESS FOR ANY PARTICULAR USE, (ii) ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE, (iii) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY IN TORT, WHETHER OR NOT ARISING FROM THE NEGLIGENCE OF LESSOR, ACTUAL OR IMPUTED, AND (iv) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY FOR LOSS OF OR DAMAGE TO THE ENGINE, FOR LOSS OF USE, REVENUE OR PROFIT WITH RESPECT TO THE ENGINE, OR FOR ANY OTHER DIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES.

      THE LESSOR SHALL NOT HAVE ANY RESPONSIBILITY OR LIABILITY TO THE LESSEE OR ANY OTHER PERSON WHETHER ARISING IN CONTRACT OR TORT OUT OF ANY NEGLIGENCE OR STRICT LIABILITY OF LESSOR OR OTHERWISE, AND LESSEE HEREBY DISCLAIMS AND WAIVES ANY RIGHT IT WOULD OTHERWISE HAVE TO RECOVER FOR

      (i) ANY LIABILITY, LOSS OR DAMAGE CAUSED OR ALLEGED TO BE CAUSED DIRECTLY OR INDIRECTLY BY THE ENGINE OR ANY ENGINE OR BY ANY INADEQUACY THEREOF OR DEFICIENCY OR DEFECT THEREIN OR BY ANY OTHER CIRCUMSTANCE IN CONNECTION THEREWITH AND THIS LEASE,

      (ii) THE USE, OPERATION OR PERFORMANCE OF THE ENGINE OR ANY RISKS RELATING THERETO,

      (iii) ANY CONSEQUENTIAL DAMAGES, INCLUDING THOSE FOR INTERRUPTION OF SERVICE, LOSS OF BUSINESS OR ANTICIPATED PROFITS, HEREUNDER FOR CONSEQUENTIAL DAMAGES AS A RESULT OF ANY BREACH OR ALLEGED BREACH BY THE LESSOR OF ANY OF THE AGREEMENTS, REPRESENTATION, OR WARRANTIES OF THE LESSOR CONTAINED IN THIS LEASE, OR

      (iv) THE DELIVERY, OPERATION, SERVICING, MAINTENANCE, REPAIR, IMPROVEMENT OR REPLACEMENT OF THE ENGINE.

      (d) Lessor's Covenant of Quiet Enjoyment. The Lessor agrees that, so long as no Event of Default shall have occurred and be continuing, the Lessor will not take or knowingly fail to take any action, which causes interference with the Lessee's peaceful and quiet use, operation and possession of the Engine under this Lease.

            SECTION 5. Title, Use, Operation, Maintenance, Possession

      (a) Title. Lessee acknowledges that title to the Engine shall remain vested in Lessor, and the Lessee undertakes to do all such further acts, deeds, assurances or things as may, in the opinion of the Lessor, be necessary or desirable in order to protect or preserve Lessor's title to the Engine.

      (b) General. Lessee, at its own cost and expense, shall (i) maintain the Engine Documents in the English language in accordance with FAA regulations; and
(ii) at a minimum, give the Engine the same level of attention and maintenance as the Lessee affords to the other engines in its fleet.

      (c) Use. Lessee agrees not to operate or locate the Engine, or suffer the Engine to be operated or located, in any area (i) excluded from coverage by any insurance policy in effect or required to be maintained hereunder with respect to the Engine or (ii) in any war zone or in any recognized or, in Lessor's reasonable judgment, threatened area of hostilities unless fully covered by war risk insurance meeting the terms of Section 10 hereof. Lessee agrees not to operate the Engine, or suffer the Engine to be operated during the Term (1) unless the Engine is covered by insurance as required by the provisions of
Section 10 hereof or (2) contrary to the terms of such insurance.

      (d) Operation. Lessee agrees not to (i) operate the Engine or permit the Engine to be operated during the Term except in commercial or other operations for which Lessee is duly authorized by the FAA; or (ii) use or permit the Engine to be used for a purpose for which the Engine is not designed or reasonably suitable. Lessee will not permit the Engine to be maintained, used or operated during the Term in violation of any law, or contrary to any manufacturer's operating manuals or instructions.

      (e) Lessee to Pay All Costs. Lessee shall pay all costs incurred in the operation of the Engine, including but not limited to fuel, oil, lubricants, line maintenance, insurance, landing and navigation fees, airport charges, and any and all expenses of any kind or nature, arising directly or indirectly in connection with or related to the use, movement and operation of the Engine by Lessee during the Term. The obligations of Lessee under this provision shall survive the end of the Term.

      (f) Reports. Lessee shall furnish to Lessor the following reports on a monthly basis (i) the hours and cycles operated by the Engine; (ii) monthly Engine maintenance planning sheet; (iii) monthly deferred items carried forward;
(iv) damage reports; (v) a list of those service bulletins, airworthiness directives and engineering modifications issued during such month and applicable to the Engine, whether or not incorporated in the Engine; (vi) monitoring reports containing performance data for the prior month; and (vii) any flight crew or maintenance crew log-book entries relating to condition or performance of the Engine. In addition, Lessee shall notify Lessor of all accidents, cases of significant theft or vandalism, extended periods of Engine grounding for cause, and insured occurrences as promptly as practicable.

      (g) Right to Inspect. Lessor and its agents shall have the right to inspect the Engine or the Engine Documents at any reasonable time, upon giving Lessee reasonable notice, to ascertain the condition of the Engine and to satisfy Lessor that the Engine is being properly repaired and maintained in accordance with the requirements of this Lease.

      (h) Engine Documents. Lessee, at its expense, will at all times maintain and preserve, in the English language, all flight records, manuals, and logbooks required or recommended by the Engine manufacturer, or required from time to time by the FAA with respect to the Engine, including without limitation shop records detailing service checks, inspections, tests, repairs, or overhauls. All documentation of any type referred to in the preceding sentence is herein individually and collectively referred to as the "Engine Documents." Records produced by electronic data processing or other automated means are not acceptable, except as summary documents accompanied by original, or manual, records, unless specifically approved by the Lessor in writing. Engine Documents pertaining to maintenance shall contain verification of accomplishment and quality assurance by actual identifiable signature. Engine Documents for Life Limited Components shall establish total service, origin, and authenticity "back-to-birth." All Engine Documents shall be the property of the Lessor. All Engine Documents shall be stored by Lessee during the Term at a secure facility, and Lessee shall notify Lessor in writing of the location of such facility. All Engine Documents will be at all times kept current and up to date in order to facilitate Lessor's ability to inspect periodically the Engine, monitor the maintenance of the Engine during the Term and to facilitate Lessor's ability to inspect periodically the Engine, monitor the maintenance of the Engine during the Term and to facilitate the sale or re-lease of the Engine to a third party at the end of the Term.

      (i) Possession. The Lessee will not, without the prior written consent of the Lessor, which may be withheld in the sole and absolute discretion of the Lessor, assign any of its rights or obligations under this Lease or sublease or otherwise in any manner deliver, transfer or relinquish possession or control of, or transfer any right, title or interest in, the Engine (whether through pooling or interchange agreements or otherwise) or install the Engine, or permit any Engine to be installed, provided that the Lessee may, without the prior written consent of the Lessor:

            (i) install the Engine on an airframe owned by the Lessee free and clear of all Liens; and

            (ii) install the Engine on an airframe leased to the Lessee or owned by the Lessee and subject to a security agreement under which the Lessee is the debtor, provided that (A) such airframe is free and clear of all Liens except the rights of the parties to such lease or security agreement, and (B) such lessor or secured party agrees in writing that it shall not acquire any right, title or interest in such Engine.

      (j) Insignia. The Lessee agrees to maintain on the Engine a metal nameplate bearing the manufacturer serial number, stating that such Engine is leased from "INVESTORS ASSET HOLDING CORP., LESSOR" and bearing such other information as from time to time may be required by law or otherwise necessary in order to protect the title of the Lessor to such Engine and the rights of the Lessor under this Lease. The Lessee will replace promptly any such nameplate which may be removed, defaced or destroyed.

      (k) Repair and Maintenance Obligations. Lessee shall be responsible for all expenses for line maintenance and for maintenance and repairs arising from foreign object damage, insured occurrences, Lessee's negligence, or operational mishandling, including but not limited to incorrect or unauthorized setting or overspeed. Lessor shall be responsible for all expenses for all other maintenance and repairs. Lessee shall not remove parts from the Engine or perform any maintenance other than line maintenance without the prior consent of the Lessor.

            SECTION 6. Return of the Engine.

      (a) Return. On the last Business Day of the Term or earlier Expiry (the "Return Date"), all of the terms of this Section 6 shall apply and the Lessee shall return the Engine to the Lessor by delivering the same, at the Lessee's own risk and expense, to Kennedy Airport, New York, or such other place as may be mutually agreed upon in writing by the Lessor and Lessee (the "Return Location"), fully equipped. The Engine at the time of its return shall be in the condition set forth in this Section 6 and shall be free and clear of all Liens other than Lessor Liens. At the time of acceptance of return of the Engine to Lessor, Lessor and Lessee shall execute an Engine Return Receipt and Lease Termination in the form attached hereto as Exhibit B.

      (b) Lease Continues. In the event Lessee does not return the Engine or any part thereof to Lessor on the last Business Day of the Term or earlier Expiry in condition required hereunder, for any cause, then all of the obligations of Lessee under this Lease shall continue and such continued use shall not be considered a renewal of the Term of this Lease or a waiver of any right of Lessee hereunder. During such continued use, rent shall continue to be paid by Lessee to Lessor and the other performance and obligations of Lessee to Lessor shall continue hereunder for each day until the engine is actually delivered to Lessor, and all other terms and conditions of this Lease shall remain in full force and effect. Payment shall be made upon presentation of Lessor's invoice and any failure to pay shall constitute an Event of Default of Lessee. Any discrepancies found during the inspections hereinafter described that were not corrected by Lessee prior to return of the Engine to Lessor may be corrected by Lessor or its designee after return of the Engine and Lessee shall reimburse Lessor for expenses incurred by Lessor or its designee for accomplishing such discrepancy corrections. Lessee shall pay Lessor for such expenses incurred upon presentation of Lessor's invoice therefor. Any late payments shall be subject to interest at the Overdue Payment Rate.

      (c) Condition of Engine. The Engine at the time of its return to Lessor shall be in as good operating condition as on the Delivery Date, ordinary wear and tear from normal airline operations excepted, with all of the Engine equipment, components and systems functioning in accordance with their intended use. The Engine shall be returned with all parts installed therein as on the Delivery Date, excepting only modifications, additions, replacements and substitution of parts as may have been properly made by Lessee pursuant to
Section 5 and as specifically otherwise set forth in this Section 6. The Engine shall be on the same stand as when delivered, covered, sealed with plastic and otherwise "preserved" for long-term out-of-service storage as provided in the manufacturer's maintenance manual. Lessee shall provide Lessor with all reliability reports for the Engine provided to the FAA.

      (d) Inspections. A full, videotaped borescope inspection of all Engine sections, a full test cell run, and an oil spectrum analysis shall be performed under the surveillance of Lessor at Lessee's expense at the time of the Engine's return to Lessor. One purpose of such inspections shall be to determine whether during the Term there was unusual degradation to Engine condition, performance, or exhaust gas temperature margin for which Lessee is responsible for the cost of any maintenance or repairs in accordance with Section 5(k), above, and
Section 6(h), below.

      (e) Acceptance. Upon completion of the foregoing inspections and after Lessee has corrected the discrepancies as required to comply with this Section 6, the return of the Engine shall be accepted by Lessor's representatives at the Return Location.

      (f) Engine Documents. Lessee shall return to Lessor, at the time the Engine is returned to Lessor, all of the Engine Documents, updated and maintained by Lessee through the date of return of the Engine.

      (g) Ownership. Any documents, equipment and any other items returned to Lessor pursuant to this Section 6 which are not already owned by Lessor shall thereupon become the property of Lessor.

      (h) Disputes. Any dispute between Lessee and Lessor regarding the condition of the Engine arising under this Lease shall be referred to and be determined by the Engine manufacturer, and such determination shall be final and binding upon the parties.

            SECTION 7. Liens. The Lessee will not create or suffer to exist any Lien upon or with respect to the Engine, except for the rights of the Lessor and the Lessee hereunder.

            SECTION 8. Taxes.

      (a) Tax Indemnity. The Lessee agrees to pay, and to indemnify each Indemnitee for all taxes, fees, levies, imposts, duties, charges and withholdings of any nature (together with any and all fines, penalties, additions to tax and/or interest thereon or computed by reference thereto) (individually, a "Tax" and collectively, "Taxes") which are imposed by any government, governmental subdivision or other taxing authority of or in any jurisdiction, or by any international organization, and which are imposed with respect to or in connection with any transaction or activity described in or resulting from this Lease, including (without limitation) Taxes imposed on or with respect to, or measured by, any of the following:

            (i) The Engine or any part thereof or any interest therein;

            (ii) The acceptance, possession, ownership, delivery, use, operation, location, leasing, subleasing, condition, maintenance, repair, modification, overhaul, testing, storage, abandonment, repossession, or return of the Engine or any part thereof or any interest therein;

            (iii) The rentals, receipts or earnings arising from the Engine or any part thereof or any interest therein;

            (iv) This Lease; any agreement or instrument executed in connection with or pursuant to any of the foregoing; any future amendment, supplement, waiver or consent requested by Lessee with respect to any thereof, or the execution, delivery, recording or performance of any thereof; or

            (v) Any payment made pursuant to this Lease;

provided, however, that the Lessee shall not be required by this paragraph (a) to indemnify an Indemnitee for any of the following Taxes:

            (x) Taxes which are imposed by any government, governmental subdivision or other taxing authority of or in the United States and which are based on or measured by the net income, capital or net worth of an Indemnitee; provided, however, that the exclusion set forth in this subdivision (x) shall not apply to any of the following Taxes:

                  (1) Taxes in the nature of sales, use, rental or value-added
            Taxes,

                  (2) Taxes which would not have been imposed but for, or are increased as a result of any of the following:

                        (A) the use or location of the Engine in the
                  jurisdiction imposing the Tax,

                        (B) any place of business or the activities of the
                  Lessee in the jurisdiction imposing the Tax;

      provided, however, that this subdivision (x) shall not be interpreted to limit the Lessee's obligations under paragraph (c) of this Section 8; or

            (y) Sales, value-added or other transfer Taxes which are imposed on or with respect to a transfer by the Indemnitee of (1) any interest in the Engine or (2) any interest in another Indemnitee other than a transfer that occurs pursuant to an Event of Loss while an Event of Default is continuing.

Lessee will pay all Taxes imposed upon it, or upon its income or profits, or upon any property belonging to it, prior to the date on which penalties attach thereto and prior to the date on which any lawful claim, if not paid, would become a Lien upon any of the material property of Lessee. The Expiry of this Lease shall not limit or modify the obligations of the Lessee with respect to any indemnities contained in this Lease.

      (b) Withholding. If the Lessee is required by law to make any withholding from any amount payable by the Lessee to or for the benefit of an Indemnitee pursuant to this Lease or any related agreement, the Lessee shall (i) pay such additional amount as may be necessary to make the net amount actually received by the person entitled to receive the payment, after all withholdings, equal to the amount such person would have received if no withholding had been required, and (ii) as soon as practicable thereafter, deliver to the Indemnitee a receipt or other document reasonably satisfactory to the Indemnitee evidencing the withholding and the payment of the amount withheld to the relevant governmental authority.

      (c) After-tax Payment. Each indemnity pursuant to Section 15 or this
Section 8 shall be in an amount which, after taking into account all Taxes required to be paid by the Indemnitee entitled to the indemnity as a result of the receipt or accrual of the indemnity (determined by assuming that each indemnity received or accrued by an Indemnitee will be subject to Tax at the highest marginal rates of Tax applicable to the Indemnitee when such indemnity is received or accrued), shall be equal to the total amount of the indemnity that the Lessee would be required to pay if the Indemnitee were not subject to Taxes as a result of the receipt or accrual of the indemnity.

           SECTION 9. Risk of Loss; Event of Loss.

      (a) Risk of Loss. The Lessee will bear the entire risk of destruction, loss, theft, requisition of title, or use, confiscation, taking or damage of or to the Engine from any cause during the period commencing when the Lease Supplement and Receipt is executed and delivered by Lessee and ending when the Engine Return Receipt and Lease Termination is executed and delivered by Lessor.

      (b) Event of Loss. If an Event of Loss shall occur with respect to the Engine, the Lessee will forthwith notify the Lessor thereof in writing and will pay to the Lessor, in U.S. Dollars and in immediately available funds (i) 60 days after the date of the occurrence of such Event of Loss, or (ii) the date of receipt of insurance proceeds, whichever is earlier, an amount equal to the Stipulated Loss Value of the Engine; provided, however, that if the date such payment is made by the Lessee is not a rent payment date, there shall be deducted from the amount payable by the Lessee an amount equal to a pro rata portion of the rent for the Engine computed on a daily basis from and including the date such payment is made by the Lessee to but not including the rent payment date immediately following the date such payment is made by the Lessee. In addition, the Lessee will pay in full when due, but without duplication, the rent for the Engine payable on each rent payment date occurring prior to the date payment is made by the Lessee pursuant to the immediately preceding sentence hereof. Upon payment in full by the Lessee of all amounts referred to above in this Section 9(b), (i) the Lessee shall have no further obligation to pay rent for such Engine due thereafter, (ii) upon payment in full of any Supplemental Rent then owing this Lease shall terminate with respect to the Engine and (iii) upon request of the insurers of the Engine, the Lessor will transfer to such insurers title to the Engine, without any recourse, representation or warranty on the part of the Lessor except that the Engine is free and clear of Lessor Liens.

            SECTION 10. Insurance. The Lessee represents, warrants and agrees to allow the Engine to be operated only in areas and only in a manner for which each policy of insurance required by the provisions of this Section 10 shall be in full force and effect. On or before the Delivery Date and throughout the Term, Lessee shall without cost or expense to Lessor obtain, maintain and keep in full force and effect the following insurance with respect to the Engine, carried with insurers satisfactory to Lessor:

      (a) All-Risk Insurance. All-risk hull insurance on the Engine (with flight, taxiing and ingestion coverages) in an amount not less than Two Million Five Hundred Thousand Dollars (US$2,500,000) (the "Stipulated Loss Value"), or such greater amounts as Lessee may carry from time to time on other similar engines in its fleet. Such hull insurance shall cover the Engine in an amount not less than its replacement cost. Such insurance shall provide that while the Engine is installed on an aircraft, the agreed value payable for and Event of Loss for such aircraft shall be not less than the aggregate of all amounts payable to the loss payees of such aircraft and the Stipulated Loss Value of the Engine; and, shall include a loss payable clause that provides that all insurance proceeds in respect of the Engine up to the Stipulated Loss Value shall be paid to Lessor.

      (b) War Risk Insurance. War risk and allied perils insurance on the Engine to the broadest extent available in the market in an amount not less than the Stipulated Loss Value or such greater amounts as Lessee may carry from time to time on other similar aircraft in its fleet and covering the perils of:

            (i) war, invasion, acts of foreign enemies, hostilities (whether war be declared or not), civil war, rebellion, revolution, insurrection, martial law, military or usurped power, or attempts at usurpation of power;

            (ii) strikes, riots, civil commotions or labor disturbances;

            (iii) any act of one or more persons, whether or not agents of a sovereign power, for political or terrorist purposes and whether the loss or damage therefrom is accidental or intentional;

            (iv) any malicious act or act of sabotage;

            (v) confiscation, nationalization, seizure, restraint, detention, appropriation, requisition for time or use by or under the order of any government (whether civil, military or de facto) or public or local authority expressly including without limitation the government or any public or local authority of the country of registration; and

            (vi) hijacking or any unlawful seizure or wrongful seizure or wrongful exercise of control of the Engine or crew in flight (including any attempt at such seizure or control) made by any person or persons acting without the consent of Lessee.

      (c) Liability Insurance. Throughout the Term, Lessee shall also, without cost or expense to the Lessor, obtain, maintain and keep in full force and effect liability insurance with respect to the Engine carried with insurers satisfactory to Lessor for a combined single limit of not less than Five Hundred Million Dollars (US$500,000,000) per occurrence or such greater amounts as Lessee may carry from time to time on its fleet, which shall:

            (i) include public liability insurance, passenger liability insurance and property damage liability; and

            (ii) provide that all the provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each such insured.

      (d) Deductibles and Self Insurance. Lessee may from time to time self-insure, by way of deductible or premium adjustment provisions in insurance policies, the risks required to be insured against pursuant to Section 10(a), but in no case shall such self-insurance exceed US$500,000. No deductible shall apply in the event of an Event of Loss.

      (e) Additional Requirements; Loss Payment. The insurance shall be provided on an agreed value basis, and the policies shall:

            (i) name the Indemnitees as additional insureds as their respective interests may appear;

            (ii) provide that the insurance shall not be invalidated by any action or inaction by Lessee and insure the interest of the Indemnitees regardless of any breach or violation by Lessee or any other named insured of any warranty, declaration or condition contained in such policies;

            (iii) provide that the insurers shall waive any right of subrogation to any right of any Indemnitee or against any Indemnitee;

            (iv) provide that in the event of separate insurance being arranged to cover the all-risk hull insurance and the war risk and allied perils insurance, the underwriters subscribing to such insurance agree to a 50/50 claim funding arrangement in the event of any dispute as to which insurance is applicable;

            (v) provide that the liability of the insurers shall not be affected by any other insurance which may be available to any Indemnitee so as to reduce the amount payable to any Indemnitee;

            (vi) extend to, and the underwriters thereof have agreed to, insure the indemnification provided in Section 15 hereof;

            (vii) be of the type usually carried by corporations engaged in the same or a similar business, similarly situated with Lessee and owning and operating similar aircraft and engines, and covering risks of the kind customarily insured against by such corporations;

            (viii) be primary without right of contribution from other insurance which may be available to any Indemnitee;

            (ix) provide that the Indemnitees shall have no liability for premiums, commissions, calls or assessments with respect to such policies;

            (x) provide in the case of the insurance required by Sections 10(a) and 10(b) hereof that any proceeds, regardless of the amount, shall be payable to Lessor.

      (f) No Set-Off. Each insurance policy shall contain a waiver of any right of the insurers to any set-off or counter-claim or any other deduction against any Indemnitee.

      (g) Notice of Material Alteration of Cancellation. Each insurance policy shall provide that no cancellation or lapse of coverage for nonpayment of premium or otherwise, and no substantial change of coverage which adversely affects the Indemnitees shall be effective as to the Indemnitees until not less than 30 days (7 days in the case of war risk policies, subject to exceptions uniformly applied in war risk policies then available in commercially reasonable terms) after receipt by Lessor of written notice from the insurers of such cancellation, lapse or change.

      (h) Renewal. Each insurance policy shall provide that the insurers or Lessee's insurance broker shall promptly notify Lessor if any insurance is not renewed.

      (i) Application of Hull Insurance Proceeds. As between Lessor and Lessee, any payments received under policies of insurance shall be applied as follows:

            (i) If such payments are received with respect to loss or damage not constituting an Event of Loss with respect to the Engine, such payments shall be paid over to or retained by Lessee upon Lessee's performance of its repair or replacement obligations under this Lease pursuant to Section 5 hereof, and

            (ii) if such payments are received with respect to an Event of Loss with respect to the Engine, so much of such payments as shall not exceed the amount required to be paid by Lessee pursuant to Section 9 hereof shall be applied in reduction of Lessee's obligation to pay such amount if not already paid by Lessee, and to reimburse Lessee if it shall have paid all or part of such amount, and the balance, if any, of such payments shall be paid over to or retained by Lessee.

      (j) Insurance for Own Account. Nothing in this Section 10 shall prohibit any Indemnitee or Lessee from obtaining insurance for its own account and any proceeds payable thereunder shall be payable as provided in the insurance policy relating thereto, provided that no such insurance may be obtained which would limited or otherwise adversely affect the coverage or payment of any insurance.

      (k) Reports Certificates. Lessee shall furnish to Lessor not later than five (5) Business Days prior to the Delivery Date a report signed by a firm of independent insurance brokers satisfactory to Lessor stating the opinion of such firm that the insurance then carried and maintained on the Engine complies with the terms hereof. Lessee will during the Term furnish to Lessor evidence of renewal of the insurance policies required pursuant to this Section 10 prior to the cancellation, lapse or expiration of such insurance policies and, on the renewal dates thereof, a report signed by a firm of independent aircraft insurance brokers, satisfactory to Lessor stating the opinion of such firm that the insurance then carried and maintained on the Engine complies with the terms hereof. Lessee will cause such firm to advise Lessor in writing promptly of any default in the payment of any premium and of any other act of omission on the part of Lessee of which they have knowledge and which would in such firm's opinion invalidate or render unenforceable, in whole or in any material part, any insurance on the Engine. Lessee will also cause such firm to advise Lessor in writing at least 30 days prior to the termination or cancellation of, or material adverse change in such insurance carried and maintained on the Engine.

            SECTION 11. The Lessor's Right to Perform for the Lessee. If the Lessee fails to make any payment required hereunder or fails to perform or comply with any of its other agreements contained herein, the Lessor may make such payment or perform or comply with such agreement, including, but not limited to, the placement of insurance required by this Lease, and the amount of such payment and the amount of its out-of-pocket costs and expenses incurred in connection with the performance of or compliance with such agreement (together with interest thereon at the Overdue Payment Rate) shall be payable by the Lessee on demand as Supplemental Rent.

            SECTION 12. Further Assurances. The Lessee at its expense will promptly and duly execute and deliver such documents and assurances and take such action as may be necessary or desirable, or as the Lessor may from time to time reasonably request, in order to more effectively carry out the intent and purpose of this Lease and to establish and protect the Lessor's title to the Engine and its rights and remedies created or intended to be created under this Lease.

            SECTION 13. Events of Default. The following events shall constitute Events of Default (whether any such event shall be voluntary or involuntary or arise by operation of law or pursuant to or in compliance with any judgment, decree, order, rule or regulation of any court or any administrative or governmental body):

      (a) Failure to Pay Rent. The Lessee shall fail to make any payment of rent or Stipulated Loss Value within three days after such payment shall become due; or

      (b) Failure to Pay Supplemental Rent. The Lessee shall fail to make any other payment of Supplemental Rent of any kind and such failure shall continue unremedied for a period of ten days after written demand therefor by the Lessor to the Lessee; or

      (c) Failure to Maintain Insurance. The Lessee shall fail to maintain insurance in accordance with Section 10 hereof;

      (d) Misrepresentation or Breach of Warranty. Any representation or warranty made by the Lessee in this Lease or in any document or certificate furnished by the Lessee in connection herewith or therewith shall have been incorrect in any material respect at the time made; or

      (e) Bankruptcy, Etc. The Lessee shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Lessee under the laws of any country seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law of any country relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and either such proceeding shall remain undismissed or unstayed for a period of 45 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur; or the Lessee shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

      (f) General Default. The Lessee fails to duly observe or perform any of its other obligations under this Lease and such failure shall not have been remedied within a period of ten (10) calendar days after delivery of written notice specifying the same from Lessor, including without limitation failure to maintain the Engine as required by this Lease or the FAA or failure to protect or preserve Lessor's title to the Engine; or

      (g) Loss of Airline or Corporate Authority. Lessee shall cease to be a commercial airline, or the franchises, concessions, permits, rights or privileges required for the conduct of the business and operations of Lessee shall be revoked, canceled or otherwise terminated or the free and continued use and exercise thereof curtailed or prevented, and as a result thereof the preponderant business activity of Lessee shall cease to be that of a commercial airline; or

            SECTION 14. Remedies. Upon the occurrence of any Event of Default and at any time thereafter so long as the same shall be continuing, the Lessor may, at its option, declare in writing to the Lessee that this Lease is in default; and at any time thereafter, so long as the Lessee shall not have remedied all outstanding Events of Default, the Lessor may do one or more of the following with respect to the Engine, as the Lessor in its sole discretion shall elect, to the extent permitted by law then in effect:

      (a) Return and Repossession. Lessor may in writing demand the prompt return, and the Lessee hereby agrees that it shall return promptly, the Engine to the Lessor in the manner and condition required by, and otherwise in accordance with all the provisions of, Section 6 as if the Engine were being returned at the end of the Term, or the Lessor or the Lessor's agent, at its option, may, but shall be under no obligation to, enter upon the premises where all or any part of the Engine is located and take immediate possession of and remove the same by summary proceedings or otherwise;

      (b) Sale, Use, Etc. Lessor may sell the Engine at public or private sale, as the Lessor may determine, or otherwise dispose of, hold, use, operate, lease to others or keep idle the Engine as the Lessor may determine, all free and clear of any rights or claims of the Lessee and without any duty to account to the Lessee with respect to such action or inaction or for any proceeds with respect thereto;

      (c) Liquidated Damages; Fair Market Rental. The Lessor may cause the Lessee to pay to the Lessor, and the Lessee shall pay to the Lessor, on the payment date specified in such notice, as liquidated.

damages for loss of a bargain and not as a penalty any unpaid rent for the Engine due (or which would have been due in the absence of the Expiry) prior to the payment date specified in such notice, plus an amount equal to the present value (computed as of the payment date specified in such notice and using 6% of the total rents due for what would have been the remainder of the Term in the absence of the Expiry ("Liquidated Rental") (together with interest on all amounts payable by the Lessee under this subsection (c) at the Overdue Payment Rate from such specified payment date until the date of actual payment), and upon such payment of Liquidated Rental and the payment of all other rent then due hereunder, Lessor shall proceed to exercise its best efforts to lease the Engine for what would have been the remainder of the Term in the absence of Expiry and shall pay over to Lessee an amount equal to the present value of the rents due for the remainder of the term under the new lease agreement (after deducting from such rents, all costs and expenses whatsoever incurred by Lessor in connection therewith and all other amounts which may become payable to Lessor) up to the amount of Liquidated Rental actually paid;

      (d) Cancellation, Termination, and Rescission. The Lessor may cancel, terminate, or rescind the Lease, or may exercise any other right or remedy which may be available to it under law or proceed by court action to enforce the terms hereof or to recover damage for the breach hereof, including without limitation Lessee's agreement to lease the Engine for the Term and to pay rent.

      (e) Other Remedies. In addition, the Lessee shall be liable, except as otherwise provided above, for any and all unpaid rent due hereunder before, after or during the exercise of any of the foregoing remedies and for all legal fees and other costs and expenses incurred by reason of the occurrence of any Event of Default or the exercise of remedies with respect thereto, including all reasonable costs and expenses incurred in connection with any retaking of the Engine or in placing the Engine in the condition required by Sections 5 and 6. At any sale of the Engine pursuant to this Section 14 the Lessee may bid for and purchase such property. No remedy referred to in this Section 14 is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to above or otherwise available to the Lessor at law or in equity, including without limitation the applicable Uniform Commercial Code, and the exercise or beginning of exercise by the Lessor of any one or more of such remedies shall not preclude the simultaneous or later exercise by the Lessor of any or all of such other remedies. No express or implied waiver by the Lessor of any Event of Default or Default shall in any way be, or be construed to be, a waiver of any future or subsequent Event of Default or Default. To the extent permitted by law, the Lessee hereby waives any rights now or hereafter conferred by statute or otherwise which may require the Lessor to sell, lease or otherwise use the Engine in mitigation of the Lessor's damages except as set forth in this
Section 14 or which may otherwise limit or modify any of the Lessor's rights or remedies under this Section 14.

            SECTION 15. General Indemnity and Expenses

      (a) General Indemnity. The Lessee agrees to indemnify, reimburse, and hold harmless each Indemnitee, on an after-tax basis, from and against all claims, damages, losses, liabilities, demands, suits, judgments, causes of action, civil and criminal legal proceedings, penalties, fines, and other sanctions, and any reasonably attorney fees and other reasonable costs and expenses, arising or imposed with or without the Lessor's fault or negligence or under the doctrine of strict liability (collectively, "Claims"), relating to or arising in any manner out of

            (i) This Lease or the breach of any representation, warranty, or covenant made by the Lessee under this Lease;

            (ii) Manufacture, purchase, lease, delivery, non-delivery, acceptance, rejection, ownership, possession, use, operation, return, or disposition of the Engine;

            (iii) The Engine's condition or any discoverable or nondiscoverable defect in it arising from its design, testing, or construction; any article used in the Engine; or any maintenance, service or repair, whether or not the Engine is in the Lessee's possession and regardless of where the Engine is located; or

            (iv) Any transaction, approval, or document contemplated by this Lease.

      The Lessee waives and releases each Indemnitee from any existing or future Claims in any way connected with injury to or death of the Lessee's personnel, loss or damage of the Lessee's property, or loss of use of any property, which may;

            (v) Result from or arise in any manner out of the ownership, leasing, condition, use or operation of the Engine; or

            (vi) Be caused by any defect in the Engine; its design, testing, or construction; any article used in the Engine; or any maintenance, service, or repair, whether or not the Engine is in the Lessee's possession and regardless of where the Engine is located.

      The indemnities described in this Section will continue in full force and effect notwithstanding the expiration or other termination of this Lease and are expressly made for the benefit of and will be enforceable by each Indemnitee.

      (b) Legal Fees and Expenses. The Lessee agrees to pay all reasonable costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement of this Lease, and the other documents to be delivered hereunder or thereunder.

            SECTION 16. Assignment and Alienation. Lessor shall have the right to assign, sell or encumber any interest of Lessor in the Engine or this Lease and/or the proceeds hereof subject to the rights of Lessee under the provisions of this Lease. To effect or facilitate any such assignment, sale or encumbrance, Lessee agrees to provide such agreements, consents, conveyances or documents as may be reasonably requested by Lessor, which shall include, without limitation, a commercially standard estoppel certificate. The agreements, covenants, obligations and liabilities contained herein including, but not limited to, all obligations to pay rent and indemnify each Indemnitee are made for the benefit of each Indemnitee and their respective successors and assigns; provided, however, that no assignment, sale or encumbrance shall increase the aggregate financial exposure under the indemnity obligations of Lessee under this Lease as compared to what such obligations would have been had such assignment, sale or encumbrance occurred. In the event this Lease is assigned, sold or encumbered by Lessor, any assignee, transferee or mortgagee shall agree as a condition precedent thereto not to disturb or otherwise interfere with the quiet enjoyment of Lessee of the Engine so long as not Event or Default shall have occurred and be continuing.

            SECTION 17. Notices. All notices required under the terms and provisions hereof shall be in writing in the English language, and any such notice shall become effective when received by the other party, by hand, by registered mail with proper postage for airmail prepaid, or, if in the form of a telegram, telex or telecopy, upon confirmation of receipt thereof, in each case addressed (i) if to the Lessee:

            South African Airways
            Johannesburg International Airport
            1627
            Republic of South Africa
                     Attention: Andre Dippenaar

                     Telephone: 27 11 978-3500
                     Telecopier: 27 11 978-6057

   with a copy to:

            Manager (contract Legal Services)
            R212 Administration Building
            SAA Technical Area JIA

            Tel: 27 11 978-3042
            Fax: 27 11 978-5404

or to such other address as the Lessee shall from time to time designate in writing to the Lessor, or (ii) if to the Lessor, in care of:

            Investors Asset Holding Corp.
            c/o American Finance Group, Inc.
            98 North Washington Street
            Boston, Massachusetts 02114
                     Attention: Aircraft Management

            Telephone:  617 854 5800
            Telecopier: 617 523 1410

or to such other address as the Lessor shall from time to time designate in writing to Lessee.

            SECTION 18. No Set-Off, Counterclaim, Etc. The Lessee's obligation to pay all rent and Supplemental Rent payable hereunder shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which the Lessee may have against the Lessor, any partner comprising the Lessor, the manufacturer of the Engine or anyone else for any reason whatsoever (whether in connection with the transactions contemplated hereby or in connection with any unrelated transaction), (ii) any defect in the title, airworthiness, condition, design, operation, or fitness for use of, or any damage to or loss or destruction of, or any Lien upon, the Engine, or any interruption or cessation in the use or possession thereof by the Lessee for any reason whatsoever, whether arising out of or related to an act or omission of the Lessee, (iii) any insolvency, bankruptcy, reorganization or similar proceedings by or against the Lessee or the Lessor, (iv) the invalidity or unenforceability of this Lease or any absence of right, power, or authority of the Lessor or Lessee to enter into this Lease, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If for any reason whatsoever this Lease shall be terminated as to the Engine in whole or in part by operation of law, or otherwise, the Lessee nonetheless agrees to pay to the Lessor an amount equal to each rent payment for the Engine at the time such payment would have become due and payable in accordance with the terms hereof had this Lease not been so terminated in whole or in part. The Lessee hereby waives, to the extent permitted by law, any and all rights which it may now have or which at any time hereafter may be conferred upon it, by law or otherwise, to terminate, cancel, quit or surrender this Lease, or any obligation imposed on the Lessee by this Lease. Nothing in this Section 18 shall be construed to preclude the Lessee from bringing any suit at law or in equity against any person which it would otherwise be entitled for breach of any representation, warranty, covenant or duty hereunder.

            SECTION 19. Governing Law.

      (a) Consent to Jurisdiction. Each of the Lessor and the Lessee irrevocably agrees that any legal suit, action or proceeding arising out of or relating solely to this Lease or any of the transactions contemplated hereby or thereby or any document referred to herein or therein, may be instituted in the State or Federal courts in the Commonwealth of Massachusetts and it hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may have now or hereafter to the laying of the venue or the jurisdiction or the convenience of the forum of any such legal suit, action or proceeding and irrevocably submits generally and unconditionally to the jurisdiction of any such court but only in any such suit, action or proceeding. Final judgment against the Lessee or the Lessor in any suit shall be conclusive, and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and of the amount of any indebtedness or liability of the Lessee or the Lessor, as the case may be, therein described; provided always that the plaintiff may at its option bring suit, or institute other judicial proceedings, against the Lessee or the Lessor, as the case may be, or any of its assets in the courts of any country or place where the Lessee or the Lessor, as the case may be, or such assets may be found.

      (b) Choice of Law. THIS LEASE HAS BEEN NEGOTIATED AND DELIVERED IN THE COMMONWEALTH OF MASSACHUSETTS AND SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE

            SECTION 20. Miscellaneous. This Lease constitutes the entire agreement of the parties. Any provision of this Lease which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibitions or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, each of Lessor and the Lessee hereby waives any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

      This Lease shall constitute an agreement of lease, and nothing herein shall be construed as conveying to the Lessee any right, title or interest in the Engine except as a lessee only.

            This Lease, including all agreements, covenants, representations and warranties, shall be binding upon and inure to the benefit of, and may be enforced by, (1) Lessor and its agents, servants and personal representatives and, to the extent permitted hereby, assigns and (2) Lessee and its successors and, to the extent permitted hereby, assigns. The section and subsection headings in this Lease and for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof. This Lease may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

      No term or provision of this Lease may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which the enforcement of the change, waiver, discharge or termination is sought.

            IN WITNESS WHEREOF, the Lessor and the Lessee have each caused this Lease to be duly executed as of the date and year first above written.

INVESTORS ASSET HOLDING CORP.,
         the Lessor


By:  /s/ James F. Livesey
     -------------------------
Name: James F. Livesey
     -------------------------
Title: Vice President
     -------------------------

SOUTH AFRICAN AIRWAYS,
         the Lessee


By:  /s/ A N Dippenaar
     -------------------------
Name: A N Dippenaar
     -------------------------
Title: Senior Manager
     -------------------------

      No term or provision of this Lease may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which the enforcement of the change, waiver, discharge or termination is sought.

            IN WITNESS WHEREOF, the Lessor and the Lessee have each caused this Lease to be duly executed as of the date and year first above written.

INVESTORS ASSET HOLDING CORP.,
         the Lessor


By:  /s/ James F. Livesey
     -------------------------
Name: James F. Livesey
     -------------------------
Title: Vice President
     -------------------------

SOUTH AFRICAN AIRWAYS,
         the Lessee


By:  /s/ A N Dippenaar
     -------------------------
Name: A N Dippenaar
     -------------------------
Title: Senior Manager
     -------------------------

                 EXHIBIT A: FORM OF LEASE SUPPLEMENT AND RECEIPT

            LEASE SUPPLEMENT AND RECEIPT dated December 16, 1996 INVESTORS ASSET HOLDING CORP. (the "Lessor"), and TRANSNET LIMITED, d/b/a SOUTH AFRICAN AIRWAYS (the "Lessee").

            The Lessor and the Lessee have heretofore entered into that certain Engine Lease Agreement, dated as of December 17, 1996 (herein called the "Lease" and the defined terms therein being hereinafter used with the same meanings), relating to one Pratt & Whitney model JT9D-7J engine, manufacturer serial number 685952. The Lease provides for the execution and delivery of a Lease Supplement and Receipt.

            NOW, THEREFORE, in consideration of the premises and other good and sufficient consideration, the Lessor and the Lessee hereby agree as follows:

            A. THE LEASE. The Lease has been duly authorized, executed and delivered by Lessee and constitute valid, legal and binding agreements, enforceable in accordance with their terms. All of the terms and provisions of the Lease are hereby incorporated by reference in this Lease Supplement and Receipt to the same extent as if fully set forth herein. The parties confirm that the Delivery Date is the date of this Lease Supplement and Receipt.

            B. THE ENGINE. The Lessee hereby certifies that the Engine described
Schedule 1 hereto, consisting of one page (including attachments) and made a part hereof, and the Engine Documents described in Schedule 2 hereto, consisting of one page (including attachments) and made a part hereof, have been delivered to the Lessee, inspected by the Lessee, found to be in good order and accepted under, and for all purposes of, the Lease, all on the date hereof. Any qualifications to the return conditions set forth in Lease Section 6 are attached hereto in Schedule 3. Lessee accepts delivery of the Engine "AS IS," "WHERE IS," AND SUBJECT TO EACH AND EVERY DISCLAIMER OF WARRANTY AND REPRESENTATION AS SET FORTH IN SECTIONS 4(c) OF THE LEASE.

            C. REPRESENTATIONS BY THE LESSEE. The Lessee hereby represents and warrants to the Lessor that on the date hereof:

            1. The representations and warranties of the Lessee set forth in the Lease are true and correct in all material respects as though made on and as of the date thereof.

            2. The Lessee has satisfied or complied with all requirements set forth in the Lease to be satisfied or complied with on or prior to the date thereof.

            3. No default or Event of Default under the Lease has occurred and is continuing on the date hereof.

            4. The Lessee has obtained, and there are in full force and effect, such insurance policies with respect to the Engine as are required to be obtained under the terms of this Lease.

            This Lease Supplement and Receipt may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

            IN WITNESS WHEREOF, the Lessor and the Lessee have caused this Lease Supplement and Receipt to be duly executed as of the date and year first above written.

INVESTORS ASSET HOLDING CORP.,
         the Lessor


By:  /s/ James F. Livesey
     -------------------------
Name: James F. Livesey
     -------------------------
Title: Vice President
     -------------------------

SOUTH AFRICAN AIRWAYS,
         the Lessee


By:  /s/ [Illegible]
     -------------------------
Name: [Illegible]
     -------------------------
Title: For Senior Manager
     -------------------------

         SCHEDULE 1 TO LEASE SUPPLEMENT AND RECEIPT: ENGINE DESCRIPTION

Engine: Pratt & Whitney model JT9D-7J engine, manufacturer serial number 685952.

Total hours: 39,369:49 Total cycles: 6,759

Time remaining on limiter: #2 air seal (hours) 6,809 (cycles)

Time since last shop visit: 1869 (hours) 342 (cycles)

Time since last hot section inspection 1869 (hours) 342 (cycles)

Life Limited Components:

                       [LIST BY PART NUMBER, SERIAL NUMBER,
                    REPLACEMENT INTERVAL, AND LIFE REMAINING]

SEE ATTACHED -- NOTE, SUBTRACT 1,068 HRS AND 173 CYCLES TO BRING DATA TO CURRENT TOTALS.

Quick Engine Change Components:     SEE ATTACHED

                    [LIST BY AIRFRAME OR ENGINE PART NUMBER]

Stand:

                   SCHEDULE 3 TO LEASE SUPPLEMENT AND RECEIPT:
                       QUALIFICATIONS TO RETURN CONDITIONS

Lessor and Lessee hereby agree that the following particulars of the condition of the Engine shall be qualifications to the return conditions set forth in
Section 6 of the Lease.

Condition as per video borescope by Lufthansa Technik. No significant defect on 5, 8&9th HPC, Combustion Chamber, 1&2nd HPT.

      IN WITNESS WHEREOF, the Lessor and the Lessee have caused this Schedule 3 to the Lease Supplement and Receipt to be duly executed as of December 16, 1996.

INVESTORS ASSET HOLDING CORP.,
         the Lessor


By:  /s/ James F. Livesey
     -------------------------
Name: James F. Livesey
     -------------------------
Title: Vice President
     -------------------------

SOUTH AFRICAN AIRWAYS
         the Lessee


By:  /s/ [Illegible]
     -------------------------
Name: [Illegible]
     -------------------------
Title: Manager
     -------------------------

         MANAGER
         TECH OPS CENTRE


                                     27